Exhibit 99.1

                                                                           Final
                                                       Investor/Finance Contact:
                                                                      Rob Krolik
                                                              DigitalThink, Inc.
                                                                  (415) 625-4076
                                              investorrelations@digitalthink.com

   DigitalThink Announces Financial Results for Fourth Quarter and Fiscal 2003
    Fourth Consecutive Quarter of Sequential Revenue Growth and First Quarter
                              of Positive Cash Flow

SAN FRANCISCO - April 23, 2003 - DigitalThink, Inc. (NASDAQ: DTHK), the leader in custom e-learning for Fortune 1000 companies, today announced financial results for its fourth quarter and fiscal year ended March 31, 2003.

Revenues for the fourth quarter of fiscal 2003 were $11.5 million, up 24 percent from revenues of $9.3 million in the fourth quarter of last year. Last year's fourth quarter revenue excludes the effect of a $10.0 million reduction to revenue resulting from the company's forgiveness of a penalty due from EDS in connection with warrants issued to EDS in July 2000. Including the effect of the reduction in revenues, revenues for the fourth quarter of last year were a negative $745,000. Total expenses were $13.1 million in the quarter ended March 31, 2003, compared with $40.8 million for the same period last year. The company reported a net loss for the fourth quarter of $1.7 million, or a loss of $0.04 per share, compared with a net loss of $31.4 million, or a loss of $0.78 per share, in the same period last year.

Revenues for fiscal 2003 were $42.1 million, compared with revenues of $53.4 million for the same period last year. Reported revenues for fiscal 2002 exclude the effect of a $10.0 million reduction to revenue resulting from the company's forgiveness of a penalty due from EDS related to warrants granted in July 2000. Total expenses were $53.4 million, compared with $116.9 million in the same period last year. Net loss for fiscal 2003, before the cumulative effect of the accounting change for the implementation of Statement of Financial Accounting Standard No. 142, was $11.1 million, or a loss of $0.27 per share, compared with a net loss of $61.6 million, or a loss of $1.61 per share, for the same period last year. Net loss for fiscal 2003, including the cumulative effect of the accounting change, was $61.2 million, or a loss of $1.49 per share.

"Fiscal 2003 was a year of accomplishment for DigitalThink," said Michael Pope, president and chief executive officer at DigitalThink. "We successfully refocused the company around custom courseware development and delivery and launched our new, standards-based L5 Learning Delivery System. At the same time, we reduced our cost structure dramatically while posting four consecutive quarters of sequential revenue growth. Our reduced cost structure was achieved without any impact on the high quality, continuous innovation, and outstanding service our customers expect from DigitalThink. These efforts have made DigitalThink a stronger, more dominant player in the custom e-learning space. The fourth quarter was a very solid quarter for DigitalThink, despite the challenging geopolitical and economic environment. Operationally, our gross margins were at historic highs, we recorded positive cash flow for the first time in our history; we achieved an EBITDA positive position for the second consecutive quarter and we increased revenues. As we begin fiscal 2004, we look forward to a year of new accomplishments. We will continue to focus on custom courseware and delivery, and building customer relationships where we are viewed as a strategic business partner enabling customers through learning."

Recent Highlights

Other fourth quarter highlights at DigitalThink include:

o Added 23 new customers and expanded business with over 40 customers including SonicWALL and Abercrombie & Fitch, began a pilot program with a multi-national chemical company, and expanded business with BearingPoint including work with the Centers for Disease Control and Prevention.
o Acquiring Horn Interactive, a leading provider of simulation-based custom e-learning.
o Selected as a leader in Gartner  Inc.'s 2003  E-Learning  Content Magic
Quadrant.
o Received an award for "best courseware design" in Training magazine's First Annual Achieving Performance Excellence Awards

Business Outlook for Fiscal 2004

"Fiscal 2003 was a good year for DigitalThink, and we expect even stronger performance in fiscal 2004," said Pope. For the fiscal year ending March 31, 2004, DigitalThink is updating its previous guidance for revenue, EPS forecasts and total cash flow.

o  Revenues  are   anticipated  to  be  $53.0  to  $59.0   million,   reflecting
approximately 25% to 40% growth over fiscal 2003.
o Earnings per share are expected to be $0.04 to $0.09 per basic share, excluding amortization and deferred compensation charges.
o  Total cash flow is forecasted to be in the range of $3.0 to $6.0 million.

For the first quarter of fiscal 2004, we are providing initial financial guidance for revenues and EPS.

o  Revenues are anticipated to be $11.75 to $12.25 million.
o Earnings per share are expected to be a loss of $0.02 to $0.04, excluding amortization and deferred compensation charges.

The above targets represent the company's current revenue, earnings and cash projections as of the date of this release and are based on current conditions. The company's policy is not to confirm, update or otherwise comment on its financial projections except as may be required to comply with Regulation FD.

About DigitalThink
DigitalThink, Inc. is the leader in custom e-learning for Fortune 1000 companies. DigitalThink provides the right combination of courseware development, do-it-yourself capabilities, learning delivery and industry-specific expertise. DigitalThink's customers include BearingPoint (formerly KPMG Consulting), Charles Schwab & Co., Inc., Circuit City, EDS, Kinko's, Mazda, and Red Hat. When learning matters, the proven choice is DigitalThink. More information can be found on the Web at www.digitalthink.com.

                                      # # #

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act 1995:
The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding DigitalThink's expectations, anticipations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding DigitalThink's expectations for fiscal 2004 and are based on management's projections and beliefs regarding DigitalThink's sales strategies, product capabilities, ability to control expenses, ability to recognize revenues from backlog, future sales, the applicability of DigitalThink's solutions to existing and prospective customers, growth of future enrollments, and the growth of the e-learning market. All forward-looking statements included in this release are based upon information available to DigitalThink as of the date hereof, and DigitalThink assumes no obligation to update any such forward-looking statement. Actual results could differ materially from DigitalThink's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, our limited operating history, expected fluctuation of our quarterly revenues, our ability to recognize revenues in accordance with our expectations, our ability to maintain our relationships with our principal customers, successful hiring and retention of qualified staff in both the US and India, the continued success of our alliance program, and other factors and risks discussed in the Company's Annual Report on Form 10-K and Form 10-K/A, for the fiscal year ended March 31, 2002, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which is on file with the Securities and Exchange Commission (the "SEC") and available at the SEC's website at www.sec.gov. In addition, positive cash flow noted in this release is the difference between the beginning of the quarter cash balance, including restricted cash, compared to the ending cash balance, including restricted cash. Additional information will also be set forth in those sections in DigitalThink's annual report on Form 10-K for the fiscal year ended March 31, 2003, which will be filed with the SEC in the first quarter of fiscal 2004.

                               DIGITALTHINK, INC.

                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)


                                             Quarter Ended       Years Ended
                                               March 31,          March 31,
                                            ----------------    --------------
                                             2003      2002      2003    2002
                                            ------  --------  --------  -------
Revenues:
 Delivered Learning fees                   $  6,103  $ 5,787  $ 22,518 $ 29,201
 Learning Solution services                   5,361    3,468    19,609   24,155
 Forgiveness of penalty (1)                      --  (10,000)      --   (10,000)
                                             -------  --------  ------- -------
   Total revenues                            11,464     (745)   42,127   43,356

Costs and expenses:
  Cost of Delivered Learning fees             1,177     1,482    4,834    6,619
  Cost of Learning Solution services          1,983     2,173    6,911   11,934
  Content research and development            1,533     1,931    5,747    7,094
  Technology research and development         1,899     2,316    7,166   11,318
  Selling and marketing                       3,150     3,932   13,418   21,208
  General and administrative                  1,496     2,203    6,853    7,355
  Depreciation                                1,617     1,456    6,870    5,274
  Acquisition, restructuring and
     stock-related charges                      (15)   12,778      275   28,461
  Amortization  of  goodwill  and  other
    intangibles and impairment of goodwill      305    12,536    1,364   17,645
                                             -------  -------   ------- -------
    Total costs and expenses                 13,145    40,807   53,438  116,908
                                             ------   -------  -------  -------
    Loss from operations                     (1,681)  (41,552) (11,311) (73,552)
    Penalty recognized                           --    10,000       --   10,000
    Interest and other income                    31       180      255    1,911
                                              ------  -------  -------  -------
    Net loss before cumulative effect
       of accounting change                  (1,650)  (31,372) (11,056) (61,641)
    Cumulative effect of accounting change       --        --  (50,189)      --
                                              ------  -------   ------- -------
    Net loss                                $(1,650) $(31,372)$(61,245)$(61,641)
                                            ======== ========= ======== =======

    Net loss per share-basic and diluted:
    Net loss before cumulative effect
         of accounting change               $ (0.04) $  (0.78) $ (0.27)$  (1.61)
    Cumulative effect of accounting change       --        --    (1.22)      --
                                            ------- --------- -------- --------
    Net loss per share-basic and diluted    $ (0.04) $  (0.78) $ (1.49)$  (1.61)
                                            ======= ========= ======== ========

    Shares used in basic and diluted
       loss per common share                 41,571    40,381   41,203   38,176


     (1) For fiscal 2002, forgiveness of penalty is allocable to Delivered Learning fees and Learning Solution services at $8.8 million and $1.2 million, respectively.

                               DIGITALTHINK, INC.

                                 BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                     ASSETS

                                                             As of March 31,
                                                           2003          2002
                                                      -----------   -----------
 Cash, marketable securities and restricted cash*...  $    26,709   $    35,193
 Accounts receivable................................        6,344         5,779
 Other..............................................        2,302         1,675

 Property and equipment, net........................       14,510        18,325
 Goodwill and other intangible assets...............       23,747        75,300
                                                      -----------   -----------
     Total assets...................................  $    73,612   $   136,272
                                                      ===========   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

 Deferred revenues................................    $     6,343   $     7,043
 Other..............................................       12,795        14,084

 Long-term liabilities.............................         4,716         5,419

 Total stockholders' equity.............................   49,758       109,726
                                                       -----------   -----------
    Total liabilities and stockholders' equity........$    73,612   $   136,272
                                                       ===========  ===========


*includes $4.0 million in non current restricted cash and deposits on both March 31, 2003 and March 31, 2002.

                      Tables Reconciling Non-GAAP Measures
                                 (in thousands)

Positive Cash Flow:
Total cash balances including restricted cash at March 31, 2003         $26,709
Total cash balances including restricted cash at December 31, 2002       26,263
                                                                       --------
Change in cash balances including restricted cash                          $446
                                                                       ========


EBITDA (Earnings Before Interest Taxes Depreciation and Amortization):
Net loss from operations                                                $(1,681)
Add back:  Depreciation                                                   1,617
Add back:  Amortization of  goodwill and other intangibles and
     Impairment of goodwill                                                 305
Add back:  Acquisition, restructuring and stock-related charges             (15)
                                                                       --------
 EBITDA (Earnings Before Interest Taxes Depreciation and Amortization)  $   226
                                                                       ========